Exhibit 16.1
KPMG LLP Suite 2000 355 South Grand Avenue Los Angeles, CA 90071-1568	Telephone 213 972 4000 Fax 213 622 1217 Internet www.us.kpmg.com

March 22, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Guess?, Inc. and, under the date of February 28, 2007, we reported on the consolidated financial statements of Guess?, Inc. as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On March 19, 2007, we were notified that Guess?, Inc. engaged Ernst & Young LLP as its principal accountant for the year ending February 2, 2008 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Guess?, Inc.’s consolidated financial statements as of and for the one-month transition period ended February 3, 2007 and the issuance of our report thereon. We have read Guess?, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated March 22, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Guess?, Inc.’s statement that the change was approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.